As filed with the Securities and Exchange Commission on December 17, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METLIFE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4075851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Park Avenue

New York, New York 10166-0188

(Address of Principal Executive Offices) (Zip Code)

MetLife, Inc. 2025 Stock and Incentive Compensation Plan

(Full title of the plan)

Timothy J. Ring, Esq.

Senior Vice President & Secretary of MetLife, Inc.

MetLife, Inc.

200 Park Avenue

New York, New York 10166-0188

(212) 578-2211

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by MetLife, Inc. (the “Company”) to register 27,356,908 shares of the Company’s common stock, par value $0.01 per share (“Shares”), which may be offered or sold under the MetLife, Inc. 2025 Stock and Incentive Compensation Plan (the “2025 Plan”). The 2025 Plan covered by this Registration Statement was approved by the Company’s shareholders at its Annual Meeting of Shareholders held on June 18, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Registration Statement will be sent or given to the participants under the 2025 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement prepared in accordance with the requirements of Form S-8 under the Securities Act or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

(a)

The Company’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2023, filed on February 16, 2024, and the portions of the Company’s definitive proxy statement on Schedule 14A, filed on April 26, 2024, for its 2024 Annual Meeting of Shareholders incorporated by reference into the Form 10-K;

(b)

The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May  2, 2024, the fiscal quarter ended June 30, 2024, filed on August  1, 2024, and the fiscal quarter ended September 30, 2024, filed on November 1, 2024;

(c)

The Company’s Current Reports on Form 8-K filed with the Commission on February 15, 2024, February  28, 2024, March 5, 2024, March  7, 2024, March 12, 2024, May  15, 2024, June 5, 2024, June  24, 2024, August 15, 2024, September 30, 2024, and November 15, 2024; and

(d)

The description of the Company’s common stock contained in Exhibit 4.18 to the Form 10-K, including any subsequent amendment or any report subsequently filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the Shares which may be offered or sold under the 2025 Plan will be passed on for the Company by Timothy J. Ring, Senior Vice President & Secretary of the Company, who is eligible to receive awards under the 2025 Plan.

Item 6. Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation contains a provision that is designed to limit the directors’ liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law.

Specifically, directors will not be held liable to the Company or its stockholders for monetary damages for an act or omission in their capacity as a director, except for liability as a result of:

•	a breach of the duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of an improper dividend or improper redemption or repurchase of the Company’s stock under Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Company’s Certificate of Incorporation also does not eliminate the directors’ duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

The Company’s By-Laws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company is required to indemnify its directors and officers for all judgments, fines, amounts paid in settlement, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the Company or its affiliates, that the director or officer serves at the Company’s request, subject to certain conditions, and to advance funds to the Company’s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

The Company has in force and effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them by reason of their being “or in the capacity as” directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of MetLife, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 1, 2017).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of MetLife, Inc., dated October 23, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with on October 24, 2017).

4.3	Amended and Restated By-Laws of MetLife, Inc., effective October 3, 2023 (incorporated by reference to Exhibit 3.2 on the Company’s Current Report on Form 8-K filed on October 5, 2023).

5.1*	Opinion of Timothy J. Ring, Esq., Senior Vice President and Secretary of MetLife, Inc., who has acted as counsel for the Company, regarding the validity of the securities registered hereunder.

23.1*	Consent of Deloitte & Touche LLP. Independent Registered Public Accounting Firm

23.2*	Consent of Timothy J. Ring, Esq., Senior Vice President and Secretary of the Company (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	MetLife, Inc. 2025 Stock and Incentive Compensation Plan (incorporated by reference to Appendix C to the Company’s definitive proxy statement on Form 14A for the 2024 Annual Meeting of Shareholders filed on April 26, 2024).

107*	Filing Fee Table.

*	Filed Herewith

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Company as registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of December, 2024.

METLIFE, INC.

By:	/s/ Timothy J. Ring
	Name:	Timothy J. Ring
	Title:	Senior Vice President and Secretary MetLife, Inc.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Michel A. Khalaf, President and Chief Executive Officer, John D. McCallion, Executive Vice President and Chief Financial Officer, Tamara L. Schock, Executive Vice President and Chief Accounting Officer and Monica Curtis, Executive Vice President and Chief Legal Officer, or any of them and their respective successors from time to time in the offices of President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Chief Legal Officer, as the case may be, as true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign individually and not collectively, (i) this Registration Statement and any and all amendments and supplements to this Registration Statement on Form S-8, including, without limitation, post-effective amendments, and other instruments appropriate or necessary in connection therewith, to attest the seal of the Company thereon, and to file the same with the Commission, granting to said attorneys-in-fact and agents, or their substitutes, and each of them, the full power and authority to do and perform in the name and on behalf of each of said officers and directors, or both, as the case may be, every act whatsoever which may be appropriate or necessary as set forth in this Registration Statement, including any amendments or supplements thereto, including, without limitation, post-effective amendments to this Registration Statement, and to take or cause to be taken any and all such actions in connection therewith in the name and on behalf of the Company as they, in their sole discretion, deem appropriate or necessary and (ii) any and all other instruments which any of such attorneys-in-fact and agents deems necessary or advisable to comply with the Securities Act and the rules, regulations, and requirements of the Commission and Blue Sky or other state securities laws and regulations, and does hereby grant unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Michel A. Khalaf Michel A. Khalaf	President, Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2024

/s/ John D. McCallion John D. McCallion	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 17, 2024

/s/ Tamara L. Schock Tamara L. Schock	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 17, 2024

/s/ Cheryl W. Grisé Cheryl W. Grisé	Director	December 17, 2024

/s/ Carlos M. Gutierrez Carlos M. Gutierrez	Director	December 17, 2024

/s/ Carla A. Harris Carla A. Harris	Director	December 17, 2024

/s/ Laura J. Hay Laura J. Hay	Director	December 17, 2024

/s/ David L. Herzog David L. Herzog	Director	December 17, 2024

/s/ R. Glenn Hubbard R. Glenn Hubbard	Chairman of the Board	December 17, 2024

/s/ Jeh C. Johnson Jeh C. Johnson	Director	December 17, 2024

/s/ Edward J. Kelly, III Edward J. Kelly, III	Director	December 17, 2024

/s/ William E. Kennard William E. Kennard	Director	December 17, 2024

/s/ Diana L. McKenzie Diana L. McKenzie	Director	December 17, 2024

/s/ Denise M. Morrison Denise M. Morrison	Director	December 17, 2024

/s/ Mark A. Weinberger Mark A. Weinberger	Director	December 17, 2024